Exhibit 99.1

      CIMAREX ENERGY CO. REPORTS FIRST-QUARTER 2005 PRODUCTION VOLUMES AND
                                    SCHEDULES
                      EARNINGS RELEASE AND CONFERENCE CALL

    DENVER, April 21 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported that first-quarter 2005 oil and gas production volumes increased by 22 percent over the same period a year earlier to 240.4 million cubic feet equivalent per day. Gas production rose 26 percent to 196.0 million cubic feet per day and oil volumes increased eight percent to 7,404 barrels per day.

    Cimarex is adopting the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, as of January 1, 2005, and will begin expensing stock options. The impact of adopting these provisions will result in a first-quarter expense before tax of approximately $710 thousand, or an after tax effect of $0.01 per diluted share.

    Cimarex will host its first-quarter 2005 earnings conference call and web cast on Wednesday, May 4, 2005, at 11 a.m. Mountain Time. Financial results will be released prior to the call.

    To access the live, interactive conference call, please dial 800-938-0653 ten minutes before the scheduled start time. The listen-only web cast of the call will be accessible via www.cimarex.com.

    On January 26, 2005, Cimarex and Magnum Hunter Resources, Inc. (NYSE: MHR) jointly announced that their boards of directors had approved an agreement and plan of merger that provides for the acquisition by Cimarex of Magnum Hunter.

    About Cimarex Energy

    Cimarex Energy Co., headquartered in Denver, CO, is an independent oil and gas exploration and production company with operations focused in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S. Its principal regional operations offices are located in Tulsa, New Orleans and Houston.

    About Magnum Hunter Resources, Inc.

    Magnum Hunter Resources, Inc., located in Irving, TX, is an independent oil and gas exploration and production company engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners. Its operations are concentrated in the Permian Basin of West Texas and New Mexico, the Gulf of Mexico and in the Mid-Continent and Gulf Coast areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Cimarex's and Magnum Hunter's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the acquisition; 2) the possibility that problems may arise in successfully integrating the businesses of the two companies; 3) the possibility that the acquisition may involve unexpected costs; 4) the possibility that the combined company may be unable to achieve cost-cutting synergies; 5) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 6) the possibility that the industry may be subject to future regulatory or legislative actions; 7) the volatility in commodity prices for oil and gas; 8) the presence or recoverability of estimated reserves; 9) the ability to replace reserves; 10) environmental risks; 11) drilling and operating risks; 12) exploration and development risks; 13) competition; 14) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex and Magnum Hunter. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex and Magnum Hunter. Cimarex and Magnum Hunter assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

    In connection with the proposed merger, Cimarex and Magnum Hunter have filed with the SEC a Registration Statement on Form S-4 (Registration Number 333-123019) that discloses important information about the merger. Investors and security holders of Cimarex and Magnum Hunter are urged to read the joint proxy statement/prospectus filed with the SEC, and any other relevant materials filed by Cimarex or Magnum Hunter, as well as any amendments or supplements to those documents, because they contain important information about Cimarex, Magnum Hunter and the merger. Investors and security holders may obtain these documents (and any other documents filed by Cimarex and Magnum Hunter with the SEC) free of charge at the SEC's website at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge (i) at www.cimarex.com or www.magnumhunter.com or (ii) by directing a request to Mary Kay Rohrer, Assistant Corporate Secretary, Cimarex Energy Co., phone: 303-295-3995, fax:
303-295-3494; or Morgan F. Johnston, Corporate Secretary, Magnum Hunter Resources, Inc., phone: 972-401-0752, fax: 972-443-6487. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed acquisition.

    Cimarex, Magnum Hunter and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Cimarex and Magnum Hunter in favor of the merger. Information about the executive officers and directors of Cimarex and their ownership of Cimarex common stock is set forth in the joint proxy statement/prospectus, which was filed with the SEC on April 8, 2005. Information about the executive officers and directors of Magnum Hunter and their ownership of Magnum Hunter common stock is set forth in the Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 16, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cimarex, Magnum Hunter and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus when it becomes available.

SOURCE  Cimarex Energy Co.
    -0-                             04/21/2005
    /CONTACT: Paul Korus, Vice President & CFO of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.magnumhunter.com /
    /Web site:  http://www.cimarex.com /